SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                    FORM 8-A/A
                                (AMENDMENT NO. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               A.G. EDWARDS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Delaware                          43-1288229
   (STATE OF INCORPORATION OR                (IRS EMPLOYER
          ORGANIZATION)                 IDENTIFICATION NUMBER)
 One North Jefferson Avenue, St.                 63103
         Louis, Missouri
 (ADDRESS OF PRINCIPAL EXECUTIVE              (ZIP CODE)
            OFFICES)

  If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:

  If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:

  SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                  NAME OF EACH EXCHANGE ON WHICH
 TITLE OF EACH CLASS TO BE SO     EACH CLASS IS TO BE REGISTERED
          REGISTERED
 Common Stock Purchase Rights        New York Stock Exchange

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      None
                              (TITLE OF EACH CLASS)
Item 1.

                    Description of Securities To Be Registered.


          On December 15, 2000, the Board of Directors of A.G. Edwards, Inc., a Delaware corporation (the "Company"), approved Amendment No. 4 (the "Amendment") to the Rights Agreement, dated as of December 30, 1988, as amended as of May 24, 1991, June 22, 1995 and July 11, 1997, between the Company and Bank of New York, a New York corporation, as Rights Agent (the "Rights Agreement").

          The Amendment amends and changes the Rights Agreement as follows:

          -- the definition of Acquiring Person has been amended such that the Continuing Directors (i.e., generally, those directors who have no affiliation with the Acquiring Person) no longer have the power to approve an acquisition of beneficial ownership of 20% of the Company's outstanding common stock. More generally, all references in the Rights Agreement to "Continuing Directors" have been deleted;

          -- the Purchase Price per share of common stock of the Company pursuant to the exercise of a Right has been increased from $90.00 to $150.00;

          -- the ability of the Board of Directors to permit the Rights to be exercised for 50% of the underlying Common Stock, or other securities or property, has been eliminated in cases where a person or group of affiliated or associated persons has become the beneficial owner of 50% or more of the Common Stock then outstanding;

          -- it has been clarified that, in the context of anti-dilution adjustments pursuant to Section 13 of the Rights Agreement, the consideration to be paid upon exercise of a Right may not be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of such Right;

          -- Section 23(a)(ii) of the Rights Agreement, which allowed the Board of Directors, under certain circumstances, to redeem the Rights after the occurrence of a Stock Acquisition Date (i.e., the date on which an Acquiring Person becomes such), has been deleted;

          -- Section 23(b) of the Rights Agreement, which allowed a majority of the stockholders, under certain circumstances, to vote in favor of a proposal by a less-than-5% beneficial owner of the Company's common stock, and who is not an Acquiring Person, to purchase all of the Company's common stock for cash, thereby causing an automatic redemption of the Rights, has been deleted;

          -- a provision has been added permitting the Company to lower the threshold at which a person or group becomes an Acquiring Person from the current 20% to not less than 10% of the outstanding common stock; and

          -- Delaware law has been substituted for Missouri law as the Rights Agreement's governing law.

          The foregoing summary of the amendments to the Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.4 hereto and is incorporated herein by reference.

Item 2.                                               Exhibits.

     4.1 Rights Agreement, dated as of December 30, 1988, between A.G. Edwards, Inc., a Delaware corporation, and Boatmen's Trust Company, a Missouri corporation, as Rights Agent, which includes, as Exhibit A hereto, the form of Rights Certificate and as Exhibit B thereto, the form of summary of Rights to Purchase Common Stock. This document was filed as Exhibit 4 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 12, 1989, and is incorporated herein by reference.

     4.2 Amendment No. 1 to the Rights Agreement, dated as of May 24, 1991, filed as Exhibit 4.4 to the Company's Form 10-K for the fiscal year ended February 29, 1992, and incorporated herein by reference.

     4.3 Amendment No. 2 to the Rights Agreement, dated as of June 22, 1995, filed as Exhibit 4.3 to the Company's Form 8-A/A filed on August 17, 1995, and incorporated herein by reference.

     4.4 Amendment No. 3 to the Rights Agreement, dated as of July 11, 1997, filed as Exhibit 4.6 to the Company's Form 10-K for the fiscal year ended February 28, 1998, and incorporated herein by reference.

     4.5      Amendment No. 4 to the Rights Agreement dated as of December 15,
               2000.




                                    SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 19, 2000

                                 A.G. EDWARDS, INC.


                                 By: /s/ Robert L. Proost
                                      ---------------------

                                   Name:  ROBERT L. PROOST
                                   Title: Principal Financial Officer





                          EXHIBIT LIST




     4.1 Rights Agreement, dated as of December 30, 1988, between A.G. Edwards, Inc., a Delaware corporation, and Boatmen's Trust Company, a Missouri corporation, as Rights Agent, which includes, as Exhibit A hereto, the form of Rights Certificate and as Exhibit B thereto, the form of summary of Rights to Purchase Common Stock. This document was filed as Exhibit 4 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 12, 1989, and is incorporated herein by reference.

     4.2 Amendment No. 1 to the Rights Agreement dated as of May 24, 1991, filed as Exhibit 4.4 to the Company's Form 10-K for the fiscal year ended February 29, 1992, and incorporated herein by reference.

     4.3 Amendment No. 2 to the Rights Agreement dated as of June 22, 1995, filed as Exhibit 4.3 to the Company's Form 8-A/A filed on August 17, 1995, and incorporated herein by reference.

     4.4 Amendment No. 3 to the Rights Agreement dated as of July 11, 1997, filed as Exhibit 4.6 to the Company's Form 10-K for the fiscal year ended February 28, 1998, and incorporated herein by reference.

     4.5 4.5 Amendment No. 4 to the Rights Agreement dated as of December 15, 2000.